Filed Pursuant to Rule 424(b)(3)

Registration No.  333- 222437

Prospectus Supplement No. 1 to Reoffer Prospectus

of

BioLife Solutions, Inc.

Up to 4,772,247 Shares of Common Stock under the BioLife Solutions, Inc. Second

Amended & Restated 2013 Performance Incentive Plan, the BioLife Solutions, Inc. 1998

Stock Option Plan, as amended, and various Non-Plan Stock Option Agreements

This Prospectus Supplement, dated May 19, 2021 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by BioLife Solutions, Inc. (the “Company”, “BioLife”, “us”, “our” or “we”) with the Securities and Exchange Commission (the “SEC”) on January 5, 2018 (the “Prospectus”), relating to the resale of common stock, par value $0.001 per share (the “Common Stock”), of the Company which may be offered and sold from time to time by certain of our executive officers and directors, or their successors in interest (the “Selling Stockholders”), who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), who have acquired or will acquire upon the exercise of stock options or vesting of restricted stock units or restricted stock awards issued or to be issued, pursuant to our BioLife Solutions, Inc. Second Amended & Restated 2013 Performance Incentive Plan, as amended (the “2013 Plan”), and BioLife Solutions, Inc. 1998 Stock Option Plan, as amended (the “1998 Plan”), as well as shares of our common stock which may be acquired upon the exercise of stock options issued pursuant to Non-Plan Stock Option Agreements (collectively, the “Option Agreements”). This Supplement covers 4,772,247 shares of Common Stock (the “Shares”) including shares of Common Stock (inclusive of restricted shares granted under the 2013 Plan) and (ii) shares issuable upon exercise of options granted to such Selling Stockholders under the 2013 Plan, the 1998 Plan and the Option Agreements that are owned by the Selling Stockholders.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “BLFS”. On May 18, 2021, the closing sales price of our Common Stock on the Nasdaq Capital Market was $31.85 per share.

The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” in the Prospectus. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We will not control or determine the price at which a Selling Stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

You should carefully read and consider the risk factors under Item 1A beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2020 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

The date of this Supplement is May 19, 2021

SELLING STOCKHOLDERS

The Selling Stockholders are our current directors, officers and affiliates who have acquired or may acquire in the future shares of our common stock under the 2013 Plan, 1998 Plan and/or upon exercise of the Option Agreements. The Selling Stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by the Prospectus and this Supplement. The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder on or about the date of this Supplement and (ii) the number of shares issued or issuable upon vesting of restricted stock awards or exercise of options granted to each Selling Stockholder under the 2013 Plan, 1998 Plan and/or upon exercise of the Option Agreements that are being registered pursuant to the Prospectus, as supplemented by this Supplement, for resale by each Selling Stockholder on or about the date of this Supplement; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to the Prospectus, as supplemented by this Supplement, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to the Prospectus. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under the Prospectus or this Supplement. The address for each Selling Stockholders listed below is c/o BioLife Solutions, Inc., 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021. Any changed information will be set forth in an amendment or supplement to the Prospectus or this Supplement, to the extent required by law.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Name		Number of Shares Owned (1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned After Offering	% Owned After Offering (3)
Michael Rice	(4)	747,921	727,154	20,767	*
Aby J. Mathew	(5)	697,202	651,588	45,614	*
Dusty Tenney	(6)	44,909	44,909	––	––
Roderick de Greef	(7)	250,763	250,763	––	––
Karen Foster	(8)	335,123	335,123	––	––
Todd Berard	(9)	265,167	265,167	––	––
Marcus Schulz	(10)	52,489	52,489	––	––
Sarah Aebersold	(11)	26,489	26,489	––	––
Raymond Cohen	(12)	29,621	22,763	6,858	*
Andrew Hinson	(13)	36,961	36,961	––	––
Joseph Schick	(14)	10,625	10,625	––	––
Amy DuRoss	(15)	5,000	5,000	––	––
Rachel Ellingson	(16)	5,000	5,000	––	––

*	Less than 1%

(1)

Represents common stock owned on or about the date hereof by the Selling Stockholders and shares of common stock that are issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, or vesting of restricted stock awards issued or to be issued, pursuant to the 2013 Plan and/or 1998 Plan, as well as shares of our common stock which may be acquired upon the exercise of stock options pursuant to the Option Agreements.

(2)

Represents only shares of common stock that are issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, or vesting of restricted stock awards issued or to be issued, pursuant to the 2013 Plan and/or 1998 Plan, as well as shares of our common stock which may be acquired upon the exercise of stock options pursuant to the Option Agreements. These shares constitute “control securities” as such term is defined in General Instruction C to Form S-8.

(3)

Percentage is computed with reference to 40,366,043 shares of our Common Stock outstanding as of May 3, 2021 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under the Prospectus and this Supplement.

(4)

Michael Rice is our President and Chief Executive Officer. The securities to be registered for resale by Mr. Rice include 215,295 shares of common stock issued pursuant to the 2013 Plan, 383,382 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2013 Plan, and 128,477 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (72,758 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s Relative Total Shareholder Return (“TSR”) compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(5)

Aby J. Mathew is our Executive Vice President and Chief Scientific Officer. The securities to be registered for resale by Mr. Mathew include 173,298 shares of common stock issued pursuant to the 2013 Plan, 367,544 shares of common stock issued upon exercise of outstanding vested options issued pursuant to the 2013 Plan, 17,857 shares of common stock issuable upon exercise of outstanding vested options that were issued pursuant to Option Agreement outside of the 2013 Plan, and 92,889 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (55,508 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(6)

Dusty Tenney is our President and Chief Operating Officer. The securities to be registered for resale by Mr. Tenney include 44,909 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (12,830 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(7)

Roderick de Greef is our Chief Financial Officer. The securities to be registered for resale by Mr. de Greef include 61,612 shares of common stock issued pursuant to the 2013 Plan, and 189,151 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (53,326 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(8)

Karen Foster is our Chief Quality Officer. The securities to be registered for resale by Ms. Foster include 43,112 shares of common stock issued pursuant to the 2013 Plan, 214,325 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2013 Plan, 77,686 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (47,150 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(9)

Todd Berard is our Chief Marketing Officer. The securities to be registered for resale by Mr. Berard include 55,916 shares of common stock issued pursuant to the 2013 Plan, 146,245 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2013 Plan, 63,006 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (39,356 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(10)

Marcus Schulz is our Chief Revenue Officer. The securities to be registered for resale by Mr. Schulz include 7,754 shares of common stock issued pursuant to the 2013 Plan, 44,735 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (5,824 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(11)

Sarah Aebersold is our Vice President, Global Human Resources. The securities to be registered for resale by Ms. Aebersold include 26,489 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan (5,590 shares of which are market-based awards that can vest between 0% and 200% of the target number of market-based RSAs vest depending on BioLife’s TSR compared to a group of 20 peers over the relevant two-year performance period. For the purpose of this filing, it is assumed that 200% of the target number of market-based RSAs will vest).

(12)

Raymond Cohen is our Chairman of the Board. The securities to be registered for resale by Mr. Cohen include 14,950 shares of common stock issued pursuant to the 2013 Plan and 7,813 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan.

(13)

Andrew Hinson is a Director on our Board. The securities to be registered for resale by Mr. Hinson include 5,086 shares of common stock issued pursuant to the 2013 Plan, 25,000 shares of common stock issued upon exercise of options issued pursuant to the 2013 Plan, and 6,875 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan.

(14)

Joseph Schick is a Director on our Board. The securities to be registered for resale by Mr. Schick include 3,750 shares of common stock issued pursuant to the 2013 Plan and 6,875 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan.

(15)

Amy DuRoss is a Director on our Board. The securities to be registered for resale by Ms. DuRoss include 5,000 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan.

(16)

Rachel Ellingson is a Director on our Board. The securities to be registered for resale by Ms. Ellingson include 5,000 shares of common stock to be issued upon vesting of outstanding unvested restricted stock awards issued pursuant to the 2013 Plan.